Exhibit 10.1

Execution Version

GAS LIFT AGREEMENT

This GAS LIFT AGREEMENT (this “Agreement”) is entered into on April 21, 2021 (the “Execution Date”), to be effective as of 12:01 a.m. Central Prevailing Time on January 1, 2021 (“Effective Time”), is by and between SN Catarina, LLC, a Delaware limited liability company (“Producer”) and Catarina Midstream, LLC, a Delaware limited liability company (“Service Provider”).  Producer and Service Provider may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Producer and Service Provider desire to enter into an agreement setting forth the terms and conditions upon which Service Provider will provide certain gas lift services ancillary to Producer’s oil and gas operations on the Piloncillo Ranch in South Texas; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS
Section 1.1Definitions.  As used in this Agreement, the following terms shall have the following meanings:
(a)“Business Day” means any day on which the Federal Reserve member banks in Houston, Texas are open for business.
(b)“Compressed Gas” means dry, dehydrated Gas compressed by compressors owned by Service Provider or any of its affiliates and delivered to Producer at the applicable Delivery Point(s) through the Gas Lift System.
(c)“Day” means the period of time beginning at 9:00 a.m. Central Prevailing Time on any calendar day and ending at 9:00 a.m. Central Prevailing Time on the calendar day immediately following.
(d)“Delivery Point(s)” means the current connections between pipes owned or operated by Service Provider or its affiliates and Producer or its affiliates, as set forth on Exhibit A, which will be updated from time to time to identify any additional Delivery Point(s) as mutually agreed by the Parties.
(e)“Force Majeure” means, as to a Party claiming Force Majeure (the “Affected Party”), any event, cause or occurrence, whether of the kind enumerated herein or otherwise, whether foreseeable or unforeseeable, which is not within the reasonable control of the Affected Party and results in the Affected Party being unable or otherwise being delayed to perform in accordance with this Agreement, and which could not have been prevented or overcome by the reasonably diligent efforts of the Affected Party, including acts of God; acts of nature; fires;

storms, hurricanes, lightning, tornados, earth movements, including earthquakes, landslides, mudslides, subsidence, floods, washouts, volcanic eruptions, and freezings which necessitate extraordinary measures and expense to maintain operations; perils of the sea; riots; industrial disputes or disturbances; arrests and restraints of governments and people; wars, acts or threats of war, or war conditions in the U.S.; acts of the public enemy, including acts of terrorism or threats of terrorism; epidemics; pandemics; nuclear accidents or reactions, whether controlled or uncontrolled; vandalism; sabotage; blockades; quarantine; interferences by civil and military Governmental Authorities; compliance with orders of Governmental Authorities; explosions, including explosions of accumulated gasses; accidents to facilities, including machinery, wells, lines of pipe, or other equipment; physical failure of mechanical devices that affect the ability to operate; and occurrences or circumstances under which the Affected Party’s activities hereunder are or become subject to any Law (other than with respect to new or amended tax obligations) or any guidance issued by the United States Department of Commerce Bureau of Industry and Security (“BIS”) to the extent such Law or BIS guidance is of a materially greater or different extent than that existing as of the Execution Date (collectively, “Government Changes”), and such greater or different Government Changes render this Agreement or the Affected Party’s performance illegal, unenforceable, impracticable or materially different than that existing as of the Execution Date.
(f)“Gas” means natural gas produced from gas wells and gas produced in association with oil (casing head gas) from oil wells, and includes all hydrocarbons and non-hydrocarbons produced with the gas.
(g)“Gas Lift System” means (i) the central gas lift infrastructure as of the Effective Time, which constitutes a portion of the Gathering System and consists of compressor, pipeline, metering, dehydration, and other equipment, including without limitation, such infrastructure and equipment listed on Exhibit B, and, (ii) to the extent that the existing gas lift infrastructure is extended or expanded in accordance with ARTICLE 7, such gas lift infrastructure as so extended or expanded.
(h)“Gathering Agreement” means that certain Firm Gathering and Processing Agreement between the Parties, dated as of October 14, 2015, as may be amended, restated, or otherwise modified from time to time prior to the Execution Date.
(i)“Gathering System” means the gathering pipeline, transportation and processing system utilized by Service Provider to provide the gathering, transportation and processing services contemplated in the Gathering Agreement, including any extensions or expansions thereof made in accordance with the terms and conditions set forth in the Gathering Agreement.
(j)“Governmental Authority” means any federal, state, regional, local or municipal governmental or regulatory body, agency, instrumentality, board, bureau, commission, department, authority or entity established or controlled by any such federal or state government or subdivision thereof, including any legislative, administrative or judicial body.

(k)“Laws” means any and all applicable federal, state and local laws, rules, regulations, statutes, codes, ordinances, case law, judgments, orders, and/or decrees of any Governmental Authority having jurisdiction.
(l)“Month” means a period beginning at 9:00 a.m. Central Prevailing Time on the first Day of a calendar month and ending at 9:00 a.m. Central Prevailing Time on the first Day of the calendar month immediately thereafter.
(m)“Person” includes any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, or Governmental Authority.
Section 1.2Rules of Interpretation. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any articles, sections, subsections, Exhibits and subdivisions are for convenience only and will not constitute part of such articles, sections, Exhibits and subsections and subdivisions and will be disregarded in construing the language contained in such articles, sections, subsections, Exhibits and subdivisions.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender.  Examples will not be construed to limit, expressly or by implication, the matter they illustrate.  The word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.  No consideration will be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.
ARTICLE 2
SERVICES
Section 2.1Services. Subject to the terms and conditions of this Agreement, Service Provider agrees to provide the following gas lift services (the “Services”), if, when and to the extent requested to do so by Producer:
(a)Generation of Compressed Gas through the processing and compression of Gas by Service Provider utilizing equipment owned, operated, maintained and serviced by Service Provider;
(b)Delivery of Compressed Gas by Service Provider to Producer at the Delivery Point(s) at the pressure or pressures reasonably requested by Producer from time to time utilizing the Gas Lift System; and
(c)Any reasonably required or routine maintenance of the Gas Lift System, including the prompt repair of any leak or breakdown of equipment that may be required in connection with the generation and delivery of Compressed Gas pursuant to this Section 2.1; provided that, in the event that any incident not caused by the gross negligence or willful misconduct of Service Provider that involves a leak or breakdown of equipment that would require

Service Provider to incur $100,000 or more to repair (as determined by Service Provider in good faith) per incident (a “Major Repair”), the affected segment of the Gas Lift System may be taken out of service and any repair thereof shall be undertaken in accordance with Section 7.2.
Section 2.2Standard of Services. Service Provider will perform the Services in a good and workmanlike manner using competent and experienced personnel and supervisors and in accordance with good industry practices.
Section 2.3No Representation.
(a)EXCEPT AS SET FORTH IN SECTION 8.1 AND NOTWITHSTANDING ANYTHING ELSE PROVIDED FOR HEREIN, SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED WITH RESPECT TO (I) THE QUALITY OF COMPRESSED GAS DELIVERED AND (II) TITLE TO THE COMPRESSED GAS DELIVERED.
(b)EXCEPT AS SET FORTH IN SECTION 8.2 AND NOTWITHSTANDING ANYTHING ELSE PROVIDED FOR HEREIN, producer makes no representations or warranties of any kind, express or implied.
Section 2.4Producer’s Scheduling Request; No Minimum Commitment.  Producer shall (i) provide to Service Provider semi-annual estimated volumes and pressures of such Compressed Gas it needs to be delivered at the applicable Delivery Point(s) whereby Service Provider can make proper allocation and arrangement for the delivery of the Compressed Gas in accordance with this Agreement, and (ii) receive such Compressed Gas delivered by Service Provider at the Delivery Points in accordance with the terms and conditions herein. For the avoidance of doubt, Producer is not obligated to request any Services from Service Provider, there is no minimum volume, “take or pay” or similar commitment by Producer under this Agreement.  Without limitation of any other rights of Producer, Service Provider acknowledges and agrees that Producer may use alternative service providers for some or all of its gas lift service needs in its sole discretion: (w) at any time that Service Provider is not able to or does not provide any requested Services to Producer, including without limitation, for any portion of the Gas Lift System where Service Provider is not currently providing Compressed Gas or other Services, (x) on any pipelines constructed following the Effective Time which are not part of the Gas Lift System, (y) if Service Provider gives notice that a Major Repair is required or if a segment of the Gas Lift System is taken out of service due to a Major Repair, or (z) if Force Majeure prevents (1) Service Provider from performing Services, or (2) Producer from delivering Gas to Service Provider.
ARTICLE 3
FEES and Payments
Section 3.1Gas Lift Fee.  As consideration for the Services performed by Service Provider under this Agreement, Producer will pay to Service Provider a gas lift fee in an amount equal to $[***] per Mcf for the volume of Compressed Gas delivered by Service Provider to Producer (the “Gas Lift Fee”).

Section 3.2Statements.  On or before the 25th of each Month, Service Provider will tender to Producer a monthly statement showing for the preceding Month (a) the quantity of Compressed Gas that was delivered to Producer in accordance with Section 2.1, and (b) the per unit and total Gas Lift Fee for such quantities delivered to Producer, which per unit cost shall be $0.18 per Mcf for the volume of Compressed Gas delivered by Service Provider to Producer. Notwithstanding the foregoing, in the case of the first statement hereunder, on or about the Execution Date, Service Provider will tender to Producer a statement for the period from the Effective Time through April 15, 2021.
Section 3.3Payments.
(a)Payment of all amounts owed under this Agreement not subject to a good faith dispute pursuant to Section 3.4, will be remitted to Service Provider within thirty (30) Days after receipt by Producer of the monthly statement.  Payments will be by ACH or by wire transfer of immediately available funds.
(b)If (i) Producer fails to pay the entire undisputed amount of any invoice when such amount is due, or (ii) an amount disputed in good faith by Producer pursuant to Section 3.4 is later determined to be due to Service Provider, then, in each case, Service Provider may bill Producer a charge for late payment which will be included by Service Provider either on the next regular invoice rendered, or by separate invoice.  The charge for any late payment will be equal to the product of (a) the unpaid, previously disputed portion of the invoice, times (b) the ratio of (i) the number of Days from the due date to the date of actual payment in full to (ii) 365, times (c) the lesser of (x) the then-effective prime interest rate as published in the Wall Street Journal, plus 2% per annum and (y) the maximum interest rate permitted by applicable law.  If the Wall Street Journal ceases to be published or discontinues publishing a prime rate, the unpaid balance shall bear interest compounded monthly at the prime rate published by the Federal Reserve plus two percent (2%) per annum.
(c)Without limiting any other remedies and rights Service Provider may otherwise have under this Agreement or available at law or in equity, if Producer fails to pay the entire undisputed amount of any invoice when such amount is due and then fails to cure such payment default within ten (10) Days after receiving a written notice of the same from Service Provider, Service Provider may, in its sole and absolute discretion, immediately suspend performance under this Agreement, including the provision of any Services hereunder until such time as Producer remits payment of the undisputed amount plus any accrued late payment charge under Section 3.3(b).
Section 3.4Disputed Statement. If Producer, in good faith, disputes any billing statement from Service Provider, Producer will pay to Service Provider any undisputed amount and will notify Service Provider in writing within thirty (30) Days of receipt of such billing or statement that Producer disputes other amounts, which notice will include adequate documentation demonstrating the amount of and basis for the dispute.  The Parties will endeavor in good faith to resolve such dispute within thirty (30) Days following Service Provider’s receipt of such notice.  Producer waives the right to dispute or challenge any invoice or statement if Producer does not dispute or challenge that invoice or statement in accordance with this Section 3.4.

Section 3.5Annual Rate Adjustment.  Effective on each January 1 after the first calendar year of the Term, the Gas Lift Fee and all other fees for services provided by Service Provider in accordance with this Agreement shall be adjusted by the product of the fees then in effect multiplied by the percentage increase (if any) between the Consumer Price Index (All Urban Consumers (CPI-U); U.S. City Average; All items, 1982-1984 reference base) (the “CPI”), issued by the United States Department of Labor, Bureau of Labor Statistics (“BLS”) for January of the current year and the CPI for January of the immediately preceding year; provided that in no event shall the fees hereunder be increased by more than 3% from the fees in effect for the immediately preceding year, or decreased.  If the 1982-1984 reference base is no longer used as the standard reference base by BLS, then the standard reference base shall be that established from time to time by BLS as the replacement for the CPI.
ARTICLE 4
Measurements
Section 4.1Measurement Methodology.  The measurement of Gas delivered by Service Provider to Producer hereunder will be governed by the following:
(a)The volume will be measured by meters installed, maintained and operated by or on behalf of Service Provider.  Computations shall be made in accordance with industry practice.
(b)For the purpose of measurement and meter calibration, the atmospheric (Barometric) pressure will be in accordance with AGA Report No. 3/API 14.3, as it is now and from time to time may be revised.
(c)The unit of volume for purposes of measurement will be one (1) cubic foot of gas at a temperature base of sixty degrees (60°) Fahrenheit and at a pressure base of fourteen and seventy-three hundredths (14.73) psia.
(d)The temperature will be adjusted to standard conditions by a compensation device included with the meter.  Corrections will be made in accordance with industry practice.
(e)Specific gravity will be determined with accuracy to the nearest one-thousandth by taking samples of the Gas at Service Provider’s metering point at such times as may be determined to be necessary in practice by the use of an instrument commonly used and accepted in the industry.
Section 4.2Quality of Equipment.  All measuring equipment, housing devices, and materials shall be of standard manufacture and will, with all related equipment, appliances and buildings, be installed, maintained, and furnished by Service Provider at Service Provider’s expense.  Producer may install and operate check measuring equipment, which will not interfere with the use of Service Provider’s equipment.
Section 4.3Testing of Equipment. The accuracy of Service Provider’s measuring equipment will be verified by Service Provider at necessary intervals, but not less than every six (6) months, to ensure accurate measurement.  Notice of the time and nature of each test shall be provided to Producer sufficiently in advance to permit Producer to have a representative present.

Measuring equipment will be tested by reasonable means and methods in the presence of representatives of both Producer and Service Provider, if present. If Producer fails to have a representative present after proper notice, the results of such tests will be provided to Producer and will nevertheless be considered accurate until the next test.  All tests will be made at Service Provider’s expense, except that Producer will bear the expense of tests made at its request, if the inaccuracy found is two percent (2%) or less.
Section 4.4Adjustment of Equipment and Volumes.  If at any time any of the measuring equipment is found to be out of service, or registering inaccurately in any percentage, it will be adjusted immediately to read accurately within the limits prescribed by the manufacturer.  If any measuring equipment shall be found to be inaccurate by an amount exceeding two percent (2%) at a reading corresponding to the average hourly rate of flow for the period since the last preceding test, the previous reading of such equipment will be disregarded for any period definitely known or agreed upon or if not so known or agreed upon for a period of sixteen (16) Days or one-half (1/2) of the elapsed time since the last test, whichever is shorter. The volume of Gas delivered during such period will be estimated by:
(a)using the data recorded by any check-measuring equipment if installed and accurately registering; or
(b)if the check measuring equipment is not installed or registering accurately by correcting the error if the percentage of error is ascertainable by calibration test or mathematical calculation; or
(c)if neither such method is feasible, by estimating the quantity delivered based upon deliveries under similar conditions during a period when the equipment was registering accurately.
Section 4.5Inspection Rights.  Producer and Service Provider will have the right to inspect equipment owned or furnished by the other, and the charts and other measurement data of the other, at all times during business hours, but the reading, calibration and adjustment of such equipment and changing of charts will be done only by the party owning such equipment.  Each party will preserve all original test data, charts and other similar records in such party’s possession for a period of at least two (2) years.
ARTICLE 5
Term
Section 5.1Term.  This Agreement will be effective from and after the Effective Time and will remain in full force and effect for a period of one (1) year from the Effective Time (the “Initial Term”).  Thereafter, this Agreement will continue year-to-year automatically (each, a “Successive Term”, and together with the Initial Term, the “Term”), unless terminated by either Party by providing written notice of early termination to the other Party at least sixty (60) Days prior to the expiration of the Initial Term or any Successive Term, as applicable. For the avoidance of doubt, the expiration or termination of this Agreement shall not relieve any Party from any obligations, including payment obligations accruing prior to the expiration or termination date.

ARTICLE 6
Force Majeure
Section 6.1Force Majeure.
(a)Neither party hereto will be liable for any failure to perform the terms of the Agreement when such failure is due to Force Majeure.
(b)Notwithstanding Section 6.1(a), if (i) either Party declares a force majeure under the Gathering Agreement; and (ii) such force majeure under the Gathering Agreement prevents Service Provider from delivering Compressed Gas in accordance with this Agreement, then either Party shall have the right to declare Force Majeure hereunder and such Force Majeure shall last until such time as there is no force majeure under the Gathering Agreement.
(c)Except for any “Governmental Changes” as described in the definition of “Force Majeure” (which, for the avoidance of doubt, the Affected Party has no obligation to mitigate), the Affected Party shall use commercially reasonable efforts to mitigate the effects of any Force Majeure event and to remedy any inability to perform its obligations hereunder due to such events as promptly as reasonably practicable. It is understood and agreed that the settlement of strikes or lockouts shall be entirely with the discretion of the Affected Party, and that the above requirement that any Force Majeure shall be mitigated using commercially reasonable efforts shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the Affected Party.
Section 6.2Notices. If any Force Majeure should occur, the Affected Party shall promptly give notice thereof to the other Party.  Such notice shall: (i) state the date that the Force Majeure event began, (ii) describe the Force Majeure event, (iii) if applicable, describe the proposed actions the Affected Party intends to undertake to mitigate, overcome or cure the Force Majeure event, and (iv) provide an estimate of the date, if any, the condition of Force Majeure shall cease.  Failure by the Affected Party to give notice of a Force Majeure event, consisting of items (i) and (ii) at least, within a seventy-two (72) hour period, with supplemental notice(s) consisting of items (iii) and (iv) as soon as commercially possible, shall be deemed an irrevocable waiver to claim Force Majeure with respect to such event.
Section 6.3Governmental Changes. Notwithstanding anything else provided herein, to the extent there is any “Governmental Change” as described in the definition of “Force Majeure” and Service Provider determines in its reasonable discretion that the Services provided hereunder may subject it to regulation as a utility or any other additional material regulation, Service Provider has the right to immediately terminate this Agreement by written notice to Producer without any liability to Producer.
ARTICLE 7
Expansion of System
Section 7.1No Obligation for Future Capital Expenditures.  The Gas Lift Fee described in Section 3.1 pertains only to Services provided using the Gas Lift System existing as of the Effective Time, and does not obligate Service Provider to undertake any future capital expenditures related to such existing Gas Lift System.  For the avoidance of doubt, any reasonably required or routine maintenance of the Gas Lift System, including the prompt repair of any leak or breakdown of equipment that may be required in connection with the generation and delivery of Compressed Gas pursuant to Section 2.1, other than a Major Repair, shall not be considered future capital expenditures for purposes of this ARTICLE 7.
Section 7.2Extensions or Expansions.  Any additional fees or reimbursement or share of costs related to future development projects of the Gathering System existing as of the Effective Time undertaken by Service Provider which are not otherwise undertaken in accordance with the procedures set forth in the Gathering Agreement or any Major Repair must be jointly agreed to in advance by both Parties in writing on a case-by-case basis.
Section 7.3Conversion of System. If one Party desires and proposes to convert an existing portion of the Gathering System from gathering, transportation and processing services for use in delivering the Services pursuant to this Agreement, or an existing portion of the Gas Lift System for use in providing gathering, transportation and processing services pursuant to the Gathering Agreement, such conversion project shall require the advance written consent of the non-proposing Party, which may be provided or withheld following good faith negotiations between the Parties. No such proposed conversion shall require any new construction on or extension to the Gathering System, which are governed by Section 7.2 of this Agreement.  For the avoidance of doubt, the Gas Lift Fee shall apply to any resulting additional volumes of Compressed Gas delivered pursuant to this Agreement after any conversion of an existing portion of the Gathering System from gathering, transportation and processing services for use in providing the Services..
ARTICLE 8
Representations and warranties
Section 8.1Service Provider’s General Representations and Warranties. Service Provider represents and warrants to Producer as follows: (a) Service Provider is a limited liability company formed and validly existing under the laws of the State of Delaware; (b) Service Provider has all requisite limited liability company power and authority to enter into this Agreement on the terms described herein and to perform its obligations under this Agreement; (c) the execution and delivery of this Agreement and each and every agreement or document to be executed and delivered hereunder and the consummation of the transactions contemplated herein will not violate, nor be in conflict with, any provision of any constituent documents of Service Provider; and (d) this Agreement has been duly executed and delivered by Service Provider and constitutes the legal, valid and binding obligation of Service Provider enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
Section 8.2Producer’s Representations and Warranties. Producer represents and warrants to Service Provider as follows: (a) Producer is a limited liability company formed and validly existing under the laws of the State of Delaware; (b) Producer has all requisite limited liability company power and authority to enter into this Agreement on the terms described herein and to perform its obligations under this Agreement; (c) the execution and delivery of this Agreement and each and every agreement or document to be executed and delivered hereunder and the consummation of the transactions contemplated herein will not violate, nor be in conflict with, any provision of any constituent documents of Producer; and (d) this Agreement has been duly executed and delivered by Producer and constitutes the legal, valid and binding obligation of Producer enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
ARTICLE 9
MISCELLANEOUS
Section 9.1Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to conflicts of laws principles that might result in the application of the laws of another jurisdiction. Any legal suit, action, or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of Texas in each case located in the County of Harris, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding and waives any objection based on improper venue or forum non conveniens. EACH PARTY HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.
Section 9.2Amendments.  This Agreement may be amended only by a written instrument executed by each of the Parties and expressly stating that it is an amendment to this Agreement.
Section 9.3Successors and Assigns; Permitted Assignment.  This Agreement extends to and is binding upon the Parties, their successors and respective permitted assigns.  Neither Party shall assign all or any part of its rights or obligations under this Agreement without prior written consent from the other Party, not to be unreasonably withheld, conditioned or delayed.  However without obtaining the other Party’s written consent (but in each such case, the assigning Party shall provide prompt notice of any such assignment to the other Party), (i) each Party shall have the right to freely assign this Agreement to an affiliate or subsidiary, (ii) either Party may pledge this Agreement to secure any credit facility or indebtedness of such Party or its affiliates without the consent of the other Party, (iii) Service Provider shall have the right to freely assign this Agreement without Producer’s consent in connection with the sale or transfer of the Gas Lift System, and (iv) Producer may assign or partially assign this Agreement without Gatherer's consent in connection with the sale or transfer of all or part of the Dedicated Acreage (as defined in the Gathering Agreement).
Section 9.4Mutual Indemnity. EACH PARTY (AN “INDEMNIFYING PARTY”) AGREES TO INDEMNIFY, DEFEND, AND HOLD THE OTHER PARTY AND ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, PARTNERS, EQUITYHOLDERS, MEMBERS, MANAGERS, AGENTS, REPRESENTATIVES, CONTRACTORS, SUB-CONTRACTORS, INVITEES AND INSURERS (EACH AN “INDEMNIFIED PARTY”) HARMLESS FROM AND AGAINST ALL LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES AND LIABILITIES (OF

WHATSOEVER NATURE WHETHER ARISING OUT OF CONTRACT, TORT OR STRICT LIABILITY, INCLUDING COURT COSTS AND REASONABLE ATTORNEYS’ FEES, INJURY TO AND DEATH OF PERSONS, PROPERTY DAMAGE CLAIMS, OR PENALTIES FOR ENVIRONMENTAL DAMAGE, POLLUTION AND CONTAMINATION) ARISING OUT OF, RESULTING FROM OR RELATING TO THE ACTS OR OMISSIONS OF SUCH INDEMNIFYING PARTY OR ITS AFFILIATES IN CONNECTION WITH SUCH PERSON’S PERFORMANCE OF THE OBLIGATIONS AND AGREEMENTS SET FORTH IN THIS AGREEMENT, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ITS AFFILIATES.
Section 9.5Notices.
(a)Any notice, request, demand, statement, bill, payment or other communication provided for in this Agreement or any notice which any Party may desire to give to the other, will be in writing and will be considered as duly delivered if delivered by mail, email, commercial courier, facsimile or personally, to the address or facsimile numbers of the applicable Parties, and to the attention of their respective contact persons, as follows:

Service Provider:Catarina Midstream, LLC

c/o Evolve Transition Infrastructure LP

1360 Post Oak Blvd, Suite 2400

Houston, TX 77056

Attn:Chief Financial Officer

Email:cward@sanchezmidstream.com

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, TX 77002

Attn:Philip Haines

Parker Lee

Email: phaines@huntonak.com

parkerlee@huntonak.com

Producer:SN Catarina, LLC

c/o Mesquite Energy, Inc.

Pennzoil Place

700 Milam Street, Suite 600

Houston, TX 77002

Attn:Gregory Kopel

Executive Vice President and General Counsel

Email: gkopel@mesquite-energy.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

Attn:Dennis L. Jenkins

James A. Newton

Email:djenkins@mofo.com

jnewton@mofo.com

(b)Notwithstanding Section 9.5(a), statements, bills and invoices may be delivered via email or other electronic means as may be agreed to between the Parties.
(c)Either Party may at any time and from time to time by written notice to the other Party designate different persons or addresses for notice.
(d)Notices will be deemed received: (a) if sent by first class mail, three (3) Business Days after the postmark date when properly addressed and deposited in the United States mail, first class postage prepaid; (b) if sent by email, upon transmission so long as the sender does not receive an automatic system notification that such email was not deliverable; (c) if sent by facsimile, upon the sending Party’s receipt of its facsimile machine’s confirmation of successful transmission; (d) if sent by commercial courier, upon the date of actual delivery as evidenced by the recipient’s written acknowledgment of receipt; and (e) if delivered personally, upon the date of actual delivery; provided, however, that if the Day on which a facsimile or email is sent is not a Business Day or is after 5:00 p.m. on a Business Day in the receiving Party’s jurisdiction, then such facsimile or email will be deemed to have been delivered on the next Business Day.
Section 9.6Mutual Waiver of Certain Remedies. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, OTHER THAN REASONABLE ATTORNEYS’ FEES AND COURT COSTS, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY, ANY SUCCESSORS IN INTEREST OR ANY BENEFICIARY OR ASSIGNEE OF THIS AGREEMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES, OR FOR LOST OR DELAYED PRODUCTION OR LOST BUSINESS OPPORTUNITY, OR FOR BUSINESS LOSSES OR FOR ECONOMIC LOSSES OF THE OTHER PARTY ARISING OUT OF THIS AGREEMENT; PROVIDED THAT THE FOREGOING EXCLUSION AND WAIVER SHALL NOT APPLY TO ANY DAMAGE, CLAIM OR LOSS ASSERTED BY OR AWARDED TO ANY THIRD PARTY AGAINST A PARTY AND FOR WHICH THE OTHER PARTY WOULD OTHERWISE BE RESPONSIBLE UNDER THIS AGREEMENT.
Section 9.7Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and are not part of this Agreement and do not in any way modify the terms or provisions of this Agreement and shall not affect the interpretation hereof.

Section 9.8No Waiver.  No waiver by either Service Provider or Producer of any default of the other under this Agreement will operate as a waiver of any future default, whether of like or different character or nature.
Section 9.9No Impact on Other Arrangements.  Nothing contained in this Agreement is intended to, nor shall it be deemed to, (a) alter, amend or otherwise modify in any manner the terms and conditions of any other agreement to which the Parties (or their respective affiliates) are party or otherwise bound, including, but not limited to, the Gathering Agreement, or (b) waive, release, amend or otherwise impact, and each of the Parties hereby expressly reserves (for itself and its affiliates), any and all rights, claims, counterclaims, defenses and causes of action that it (or its respective affiliates) may have against the other Party hereto (or any of such Party’s respective affiliates), in each case arising under or in connection with any such agreements.
Section 9.10Insurance.
(a)Insurance.  The Parties shall comply with the insurance requirements set forth below.  The policy limits are minimum requirements and not limits of liability and shall not be construed in any way as a Party’s acceptance of responsibility for financial liabilities in excess of such limits.  Each Party shall pay all deductibles applicable to the insurance. Each Party may carry insurance with reasonable and customary deductibles and nonetheless be considered in compliance with the foregoing insurance requirements.  All insurance premiums, loss and costs, deductibles, fronting deductibles, or fronting arrangements shall be the sole responsibility of the applicable policyholder.
(b)Insurance Requirements for Parties.  Without limiting in any way the scope of any obligations or liabilities assumed hereunder by each Party to this Agreement, each Party shall procure or cause to be procured and maintained at its sole cost and expense, and cause its inspection companies, loss control representatives, and any other contractors or agents who are retained by each Party, and with insurance companies authorized to do business in the jurisdiction where the Services are to be performed having a current Best’s Rating of at least A-/VII or who are otherwise acceptable to the other Party the insurance policies described below.  The Parties acknowledge that the endorsements and the type of insurance coverage and the limits thereof, are minimum limits, which shall not be reduced without the prior written consent of the other Party, which consent is solely in the discretion of the other Party.
(i)commercial general liability coverage (or other liability coverage for the operations described herein), including products/completed operations, sudden and accidental pollution, and contractual liability coverage, in the minimum amount of One Million Dollars ($1,000,000) per occurrence, including coverages for contractual liability, and a general aggregate annual limit of not less than Two Million Dollars ($2,000,000);
(ii)commercial auto liability covering owned, hired, rented and non-owned automotive equipment, in the amount of One Million Dollars ($1,000,000) combined single limit per occurrence;
(iii)workers compensation coverage at statutory limits covering each of their respective operations and work being performed pursuant to this Agreement, and employers liability coverage in the minimum amount of One Million Dollars ($1,000,000) per occurrence, which will fully comply with Texas laws and Federal laws, as applicable; and
(iv)excess umbrella liability insurance coverage in excess of the terms and limits of insurance specified above with a combined limit of Five Million Dollars ($5,000,000) per occurrence.
(c)Insurance Certificates.  Each Party shall furnish the other Party, upon written request, a certificate of insurance that evidences all coverages and endorsements required by this Agreement have been obtained.  The Parties shall obtain renewal certificates as and when necessary to ensure continuous coverage during the term of this Agreement, and update such certificate of insurance upon each policy renewal.
(d)Special Provisions Concerning Policies. All liability policies required hereunder (except worker’s compensation and employer’s liability) shall name the other Party and its affiliates as additional insured.  The obligation to include the other Party and its affiliates as additional insured shall be limited to the Indemnifying Party’s indemnification, defense and hold harmless obligation expressly assumed under this Agreement.  Insurance coverages hereunder shall apply separately to each insured against which a claim is made or suit is brought, except with respect to the limits of the insurer’s liability.  The Parties hereby waive, and shall cause their insurers to waive, all rights of subrogation against the other Party and its affiliates when permitted by law.  The insurance coverages required by each Party hereunder shall be primary over any coverages maintained by the other Party.  Each Party agrees to provide thirty (30) days’ written notice of cancellation of or material change to the insurance coverage required hereby.
Section 9.11Entire Agreement. This Agreement constitutes the entire agreement among the Parties with regard to the subject hereof and supersedes all prior negotiations, representations, promises or warranties (oral or otherwise) made by any Party with respect to the subject matter hereof and thereof. For purposes of clarification, notwithstanding anything in any other agreement, contract, instrument, or document to the contrary, this Agreement shall not be construed as forming part of or to be integrated with any other agreement, contract, instrument, or document.
Section 9.12Counterparts.  This Agreement may be executed in two counterparts, and delivered by electronic means (including by .pdf), each of which when so executed and delivered will be an original, and such counterparts together will constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties on the Execution Date, but effective for all purposes as of the Effective Time.

SERVICE PROVIDER:

CATARINA MIDSTREAM, LLC

By: Evolve Transition Infrastructure LP,

its sole member

By: Evolve Transition Infrastructure GP LLC,

its general partner

By: /s/ Gerald F. Willinger

Name: Gerald F. Willinger

Title:Chief Executive Officer

Signature Page to Gas Lift Agreement

PRODUCER:

SN CATARINA, LLC

By: Mesquite Energy, Inc.,

its sole member

By:/s/ Cameron W. George

Name: Cameron W. George

Title: Chief Executive Officer

Signature Page to Gas Lift Agreement

Exhibit A

Delivery Points

Delivery Point	Latitude	Longitude
Flange on A 42 Pad	28°15'56.46"N	99°36'53.22"W
Flange on A41 Pad	28°15'37.1"N	99°37'38.8"W
Flange on A2 Pad	28°15'30.5"N	99°36'57.2"W
Flange on A10 Pad	28°13'38.31"N	99°41'50.27"W
Flange on A 12 Pad	28°12'58.84"N	99°42'12.62"W
Flange on A15 Pad	28°17'15.86"N	99°39'17.14"W
Flange on A16 Pad	28°17'46.36"N	99°38'31.44"W
Flange on A23 Pad	28°13'18.04"N	99°37'33.82"W
Flange on A25 Pad	28°12'32.23"N	99°38'36.85"W
Flange on A28 Pad	28°13'1.00"N	99°37'42.63"W
Flange on A31 Pad	28°13'24.38"N	99°39'22.88"W
Flange on A8 Pad	28°15'8.08"N	99°40'27.35"W
Flange on A9 Pad	28°14'47.45"N	99°41'27.22"W

Exhibit B

Gas Lift System

A12-100-8
A12-200-8
A 5
A 13
A 15
A 16
CPF-A
Tie-in jumper between HP from CPF-A to A12-100-8 @ manifold A
A 14
A5-400-LP
A6-300-12
Manifold A
A 9
A 43
A 8
A 42
A 41
A12-100-8
A12-200-8
A 6
NA
A 10
A 2
A 12
To B Area
A 24
A6-700-LP
A24-700-8
To A1
A 3/4
D5-400-8
D5-100-8
A3/A4-400-8
To A7
D5-100-8
D5
D26-300-12
To D26
Production Pipeline
Gas Lift Pipeline

To NA
A 23
A1-400-8
A 31
A 28
A 18
D5-100-8
A28-100-8
A 7
A3_A4-400
A23-300-4
To A24
A6-700-LP
A 11
A25-300-4
A24-700-8
From D5
D5-100-8
A 3/4
D5-400-8
D26-300-12
To D26
A 25
A 1
Manifold D
CPF-D
D4-700-4
To D4
Production Pipeline
Gas Lift Pipeline